SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant: [X]      Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_]  Preliminary Proxy Statement
  [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [_]  Definitive Additional Materials
  [_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12


                           RELIV' INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (check the appropriate box):

[X]   No Fee Required

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                             BE HELD ON MAY 23, 2002


To:  Shareholders of Reliv' International, Inc.

      The Annual Meeting of the shareholders of Reliv' International, Inc. will be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, on Thursday, May 23, 2002, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

      1. To elect 10 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on proxy card);

      2. To ratify the appointment of Ernst & Young LLP as auditors of the Company for 2002 (Item No. 2 on proxy card); and

      3. To transact such other business as may properly come before the meeting.

      The close of business on April 11, 2002, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

      BY ORDER OF THE BOARD OF DIRECTORS


April 19, 2002                         /s/ Stephen M. Merrick
                                       -------------------------------
                                       Stephen M. Merrick, Secretary

                             YOUR VOTE IS IMPORTANT

      It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005


                                 PROXY STATEMENT


Information Concerning the Solicitation

      This statement is furnished in connection with the solicitation of proxies to be used at the annual shareholders meeting (the "Annual Meeting") of Reliv' International, Inc. (the "Company"), a Delaware corporation, to be held on Thursday, May 23, 2002. The proxy materials are being mailed to shareholders of record on April 19, 2002.

      The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

      The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The
Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

      Only shareholders of record at the close of business on April 11, 2002, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 9,513,064 shares of Common Stock. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the appointment of the Company's auditors. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

      A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" the appointment of the Company's auditors.

Stock Ownership by Management and Others

      The  following  table  provides  information   concerning  the  beneficial
ownership of Common Stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 11, 2002. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of April 11, 2002.

                                                    Amount and nature of
          Name of beneficial owner                 beneficial ownership(1)             Percent of class(1)(2)
          ------------------------                 -----------------------             ----------------------
Robert L. and Sandra S. Montgomery(3)                     2,660,145                            26.58%

Carl W. Hastings(4)                                         902,450                             9.21%

David G. Kreher                                             376,015                             3.83%

Stephen M. Merrick(5)                                       676,090                             6.95%

Donald L. McCain                                            441,637                             4.55%

Marvin W. Solomonson                                        349,925                             3.66%

Thomas T. Moody                                             156,151                             1.63%

Thomas W. Pinnock III                                        72,122                               *

John B. Akin                                                 48,380                               *

Donald E. Gibbons, Jr.                                      194,849                             2.02%

Steven D. Albright                                           38,862                               *

Lynn Stiles                                                   7,500                               *

All Directors and Executive Officers as a
Group (13 persons)                                        5,924,126                            52.35%

*    less than one percent

(1) In each case the beneficial owner has sole voting and investment power. The figures include the following number of shares of Common Stock for which an individual has the right to acquire beneficial ownership, within sixty (60) days from April 11, 2002, through the exercise of stock options or warrants: Mr. Montgomery - 484,567, Dr. Hastings - 278,944, Mr. Kreher
      - 303,600,  Mr. Merrick - 201,000,  Mr. McCain - 192,334, Mr. Solomonson -
      37,500,  Mr. Moody - 40,119,  Mr. Pinnock - 38,021, Mr. Akin - 47,500, Mr.
      Gibbons - 143,333, Mr. Albright - 35,166 and Mr. Stiles - 7,500.

(2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of April 11, 2002.

                       (footnotes continued on next page)

(3) Mr. Robert L. Montgomery is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mrs. Montgomery is a director of the Company. The Montgomerys' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(4) Dr. Carl W. Hastings is Vice President and a director of the Company. Dr. Hastings' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(5) Stephen M. Merrick is Senior Vice President, Secretary and a director of the Company. Mr. Merrick's mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

PROPOSAL ONE - ELECTION OF DIRECTORS

      Ten directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2003. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

Information Concerning Nominees

      The following is information concerning nominees for election as directors of the Company. Each of such persons is presently a director of the Company.

      ROBERT L. MONTGOMERY, age 60, Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer of the Company on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and a director of Reliv', Inc. and President and a director of Reliv' World Corporation, both wholly-owned subsidiaries of the Company. Mr. Montgomery was, from 1982 to July, 1985, President of Spectrum Foods, Inc., a corporation engaged in the development, manufacture and sale of specialized food products utilizing soy as a base. Mr. Montgomery, together with Dr. Carl W. Hastings, founded Spectrum Foods in 1981. From 1970 to 1980, Mr. Montgomery was the Executive Vice President of Modern Income Life Insurance Company and from 1965 to 1979 was an agent, manager and Vice President of Modern American Life Insurance Company. Mr. Montgomery received a B.A. degree in economics from the University of Missouri in Kansas City, Missouri in 1965.

      DR. CARL W. HASTINGS, age 60, Vice President of Manufacturing and Product Development, Assistant Secretary and a director of the Company. Dr. Hastings has been employed by the Company since February, 1991, and became Vice President of the Company on July 1, 1992. He has been a director of the Company since February, 1990. Dr. Hastings is also a director of

Reliv', Inc. and Reliv' World Corporation. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in food science from the University of Illinois. For more than the past 20 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. From May, 1988 to December, 1990, Dr. Hastings was employed as President of Grove Country Foods, Inc. which was a principal supplier to Reliv', Inc.

      DAVID G. KREHER, age 49, Senior Vice President, Chief Operating Officer and Assistant Secretary of the Company. He is also Secretary and a director of Reliv', Inc. and Reliv' World Corporation. Mr. Kreher was employed by the Company in August, 1991, and became Senior Vice President on July 1, 1992. Mr. Kreher was named Chief Operating Officer in January, 2001. From 1988 to August, 1991, Mr. Kreher was owner and President of Creative Options Corporation in Washington, D.C., a firm that provided specialized advertising services. From 1981 to 1988, Mr. Kreher was Chief Operating Officer of Sandven Advertising & Marketing in Kansas City, Missouri. Mr. Kreher holds a B.S. degree in accounting from Southwest Missouri State University. Mr. Kreher has been a director of the Company since June 1, 1994. Mr. Kreher is the brother of Sandra S. Montgomery.

      STEPHEN M. MERRICK, age 60, Senior Vice President/Corporate and International Development, Secretary, General Counsel and director of the Company since July 20, 1989; and Senior Vice President, Secretary and director of Reliv', Inc. and Reliv' World Corporation. Mr. Merrick is also a principal of the law firm of Merrick & Klimek, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 30 years. Mr. Merrick has represented the Company and its subsidiaries since the founding of the Company. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966. Mr. Merrick is also Executive Vice-President and a director of CTI Industries Corporation (NASDAQ SmallCap Market-CTIB).

      THOMAS W. PINNOCK III, age 51, independent distributor for Reliv', Inc. Mr. Pinnock has been an independent distributor for Reliv', Inc. since January 15, 1990. He has been a director of the Company since April 29, 1992. Mr. Pinnock was commissioned as a U.S. Army Officer in 1978 and commanded an armored company in the 1st Infantry Division. For a period of more than five years prior to the time he became a Reliv' distributor, Mr. Pinnock was a reporter for the Orlando Sentinal. Mr. Pinnock holds a B.A. degree from Valencia College, Orlando, Florida and studied journalism at the University of Florida and the Defense Department School of Journalism.

      THOMAS T. MOODY, age 43, independent distributor for Reliv', Inc. Mr. Moody has been an independent distributor for Reliv', Inc. since July, 1989. Mr. Moody received a B.A. degree from St. Mary's College in Winona, Minnesota in 1981. He has been a director of the Company since October 20, 1989.

      DONALD L. MCCAIN, age 58, has been a director of the Company since July 20, 1989, and is also a director of Reliv', Inc. and Reliv' World Corporation. Mr. McCain is the Chairman and co-owner of The Baughan Group Inc., formerly Robertson International Inc., a worldwide supplier and manufacturer of mining equipment and supplies with plants and facilities throughout the United States and South Africa. Mr. McCain acquired his interest in The Baughan Group in September, 1995. He is also Chairman and co-owner of Coal Age Incorporated, a mining equipment manufacturer and rebuilding company. He acquired his interest in Coal Age, Inc. in September,

1994. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September, 1994. Prior to that time, Mr. McCain privately invested in real estate and owned and operated Expertune, Inc., a company with two locations that specialized in fast oil changes. Mr. McCain was employed in the food processing industry for fifteen years. Most of that time was with Archer Daniels Midland Company as a manager of plant operations.

      JOHN B. AKIN, age 73, has been a director of the Company since June, 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April, 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa.

      SANDRA S. MONTGOMERY, age 56, has been a director of the Company since April 29, 1992. For more than the past five years, Mrs. Montgomery has been engaged actively in the business of the Company. Mrs. Montgomery is also a director of Reliv', Inc. Sandra S. Montgomery and Robert L. Montgomery are husband and wife.

      MARVIN W. SOLOMONSON, age 49, has been a director of the Company since June 1, 1994. Mr. Solomonson was the founder and owner of Solomonson Investment Services, engaged in the marketing of investments and insurance products, and operated that business from 1983 until he sold it in December, 1998. Since 1993, Mr. Solomonson has also served as President and Chief Executive Officer for the following corporations: Superior Family Foods, Inc. and Service Contracts, Inc. d/b/a Dealership Services. Mr. Solomonson is currently self-employed as a marketer of financial services.

Executive Officers Other Than Nominees

      DONALD E. GIBBONS, JR., age 46, is Vice President of U.S. and Canada Sales of the Company. Mr. Gibbons was employed by the Company in June, 1991, and became Vice President of Finance. He became Vice President of Distributor Relations in 1992, and accepted the position of Vice President of U.S. Sales in June, 1994. Currently, Mr. Gibbons manages all sales efforts in the U.S. and Canada. Mr. Gibbons was an executive correspondent for the governor of Illinois 1974-1976. From 1978 to 1990, Mr. Gibbons was a journeyman electrician with I.B.E.W. Local 193. In 1981, Mr. Gibbons, with his wife Elizabeth, became an independent distributor in a network marketing company and operated that home business for 5 years. Mr. Gibbons received a B.A. degree in accountancy from the University of Illinois, Springfield, graduating with highest honors.

      STEVEN D. ALBRIGHT, Age 40, is Vice-President of Finance/Controller of the Company. Mr. Albright has been employed by the Company since February 1992 as Controller. From 1987 to 1992, Mr. Albright was employed as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor. From 1983 to 1987, Mr. Albright was employed by the public accounting firm of Ernst & Young. Mr. Albright has a B.S. degree in Accountancy from the University of Illinois at Urbana-Champaign and is a CPA.

Committees of the Board of Directors

      The Company's  Board of Directors has standing  Management,  Compensation,
Executive  and  Audit  Committees.   The  Company  has  no  standing  nominating
committee.

      The Executive Committee is composed of Mr. Montgomery, Mr. Merrick, Mr. Kreher and Mr. McCain. The Executive Committee has all of the authority of the Board of Directors during the interim periods between Board meetings, except for certain specified powers that are stated in the Company's Bylaws. The Executive Committee met ten times during 2001.

      The Compensation Committee is composed of Mr. McCain, Mr. Merrick and Mr. Akin. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met three times during 2001.

      The Management Committee is composed of Mr. Montgomery, Dr. Hastings, Mr. Kreher, Mr. McCain, Mr. Merrick, Mr. Gibbons, Mr. Albright, Mr. Scott Montgomery, Mr. Steve Hastings, Mr. David Barnes, Mr. Ron McCain and Mr. Ryan Montgomery. The Management Committee is composed of members of the Board of Directors and management and reviews operations and policies on a monthly basis. The Management Committee met five times during 2001.

      Since 2000, the Company has had a standing Audit Committee which is composed of Mr. McCain, Mr. Akin and Mr. Solomonson. The Audit Committee held four meetings during fiscal year 2001, including quarterly meetings with management and the independent auditors to discuss the Company's financial statements. Each appointed member of the Committee satisfies the definition of "independent" as defined by Nasdaq Marketplace Rule 4460(d)(2). The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the "Report of the Audit Committee," included in this annual Proxy Statement below.

      The Board of Directors met 4 times during 2001. No director attended less than 75% of the combined Board of Director and Committee meetings, except that Mr. Dick Vermeil (who resigned from the Board of Directors on November 14, 2001) and Mr. Styles attended no meetings of the Board of Directors.

Executive Compensation

      The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer of the Company and to each of the four most highly compensated officers of the Company who were officers of the Company at December 31, 2001, and any executive officer who left during the last fiscal year who would have been included in this group (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                       Compensation
                                           Annual Compensation                            Awards
                              ---------------------------------------------      ------------------------
                                                      Salary          Bonus               Options/              All other
Name and Principal Position           Year              ($)            ($)                SARs(#)             compensation
                                                                                                                   ($)
----------------------------------------------------------------------------------------------------------------------------
Robert L. Montgomery                  2001            578,364       $ 32,480(1)          250,000(6)           $13,727(11)
Chief Executive Officer               2000           $546,238             --                  --              $99,893(12)
and President                         1999           $589,073             --             450,800(7)           $12,646(13)


Carl W. Hastings                      2001           $298,868             --              15,000(8)           $ 9,551(11)
Vice President                        2000           $309,719             --                  --              $39,690(12)
                                      1999           $334,010             --             245,600(7)           $ 9,533(13)

David G. Kreher                       2001           $238,500       $ 20,880(1)          120,000(9)           $ 7,996(11)
Senior Vice President and Chief       2000           $225,250       $ 76,824(2)               --              $19,583(12)
Operating Officer                     1999           $242,917       $     --             208,600(7)           $ 6,870(13)

Donald E. Gibbons, Jr.                2001           $212,500          5,924(1)           60,000(9)           $ 7,918(11)
Vice President of U.S. and            2000           $175,000       $ 23,488(3)               --              $11,708(12)
Canada Sales                          1999           $175,000       $  3,000(4)           50,000(10)          $ 6,790(13)
                                                                    $

Steven D. Albright                    2001           $112,500       $  5,800(1)           23,500(9)           $ 5,179(11)
Vice President of                     2000           $105,000       $  6,150(5)               --              $ 5,721(12)
Finance/Controller                    1999           $ 95,000       $  3,000(4)           20,000(10)          $ 3,209(13)


-----------------

(1)   Reflects bonus  payments  under the Company's 2001 Incentive  Compensation
      Plan.

(2) Reflects bonus payments totaling $40,299 pursuant to a worldwide sales incentive program based on worldwide sales volume plus a bonus of $36,525 related to Mr. Kreher's management of the manufacturing operations of the Company.

(3) Reflects bonus payments totaling $22,488 pursuant to a U.S. sales incentive program based on U.S. sales volume plus a $1,000 year-end bonus.

(4)   Reflects year-end bonus.

(5) Reflects bonus payment totaling $5,150 pursuant to a worldwide sales incentive program based on worldwide sales volume plus a $1,000 year-end bonus.

                       (footnotes continued on next page)

(6) Non-qualified and incentive stock options issued on July 17, 2001, pursuant to the Company's 2001 Stock Option Plan (See Option/SAR Grants table below).

(7) Non-qualified and incentive stock options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

(8) Non-Qualified stock options issued on July 17, 2001, pursuant to the Company's 2001 Stock Option Plan (See Option/SAR Grants table below).

(9) Incentive stock options issued on July 17, 2001, pursuant to the Company's 2001 Stock Option Plan (See Option/SAR Grants table below).

(10) Incentive stock options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

(11) Includes the value of cash contributions by the Company to the Reliv International, Inc. 401(k) Plan, a defined contribution plan, of $7,500 for each of Messrs. Montgomery, Hastings, Kreher and Gibbons, and $4,955 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,227 for Mr. Montgomery, $2,061 for Mr. Hastings, $496 for Mr. Kreher, $418 for Mr. Gibbons and $224 for Mr. Albright. (See "Employment Agreements.")

(12) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan, of $7,500 for each of Messrs. Montgomery, Hastings, Kreher and Gibbons and $3,938 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,804 for Mr. Montgomery, $2,245 for Dr. Hastings, $675 for Mr. Kreher and $643 for Mr. Gibbons. (See "Employment Agreements".) The total also includes the taxable fringe benefit on the exercise of stock options on December 1, 2000. The value realized upon exercise was $85,589 for Mr. Montgomery, $29,945 for Dr. Hastings, $11,408 for Mr. Kreher, $3,565 for Mr. Gibbons, and $1,783 for Mr. Albright.

(13) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan of $6,250 for each of Messrs. Montgomery, Kreher and Gibbons, $7,500 for Dr. Hastings, and $2,969 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,396 for Mr. Montgomery, $2,033 for Dr. Hastings, $620 for Mr. Kreher, $540 for Mr. Gibbons and $240 for Mr. Albright. (See "Employment Agreements.")

      The Company has never granted any stock appreciation rights. During the period from January 1, 1997 to December 31, 2001, there have been no awards or payments made for long term incentive compensation and there have been no restricted stock awards to any of the Named Executives.

      During fiscal year ended December 31, 2001, the Company made the following stock option grants to purchase the Company's Common Stock to the following Named Executives.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS


                                         Number of               % of Total Options
                                   Securities Underlying        Granted to Employees      Exercise     Expiration
            Name                      Options Granted              In Fiscal Year           Price         Date
            ----                      ---------------              --------------           -----         ----
Robert L.  Montgomery                     196,000                      20.06%              $1.155       7/17/2006

Robert L. Montgomery                       54,000                       5.53%               $1.05       7/17/2006

David G. Kreher                           120,000                      12.28%               $1.05       7/17/2006

Carl W. Hastings                           15,000                       1.54%               $1.05       7/17/2006

Donald E. Gibbons, Jr.                     60,000                       6.14%               $1.05       7/17/2006

Steven D. Albright                         23,500                       2.41%               $1.05       7/17/2006

      The following table provides information related to options to purchase the Company's Common Stock exercised by the Named Executives during the fiscal year ended December 31, 2001, and the number and value of such options held as of the end of such fiscal year:


            Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                       Number of securities underlying    Value of unexercised in-
                             Shares          Value      unexercised options/SARs at       the-money options/SARs
                           acquired on     realized             year end (#)              at fiscal year end ($)
Name                        exercise          ($)       exercisable/unexercisable        exercisable/unexercisable
----                        --------       --------     -----------------------------    -------------------------
Robert L. Montgomery                0        $ 0            483,740/387,060              $10,599.25/$30,570.75(1)

Carl W. Hastings                    0        $ 0            271,444/54,156               $12,605.50/$7,894.50(1)

David G. Kreher                     0        $ 0            303,600/80,000               $23,625.00/$16,000.00(1)

Donald E. Gibbons, Jr.              0        $ 0            143,333/16,667               $4,916.60/$3,333.40(1)

Steven D. Albright                  0        $ 0              35,166/13,334              $4,533.00/$2,666.80(1)


----------------------
(1) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 2001.

Report of the Audit Committee

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditor's independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

      The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors.

Donald L. McCain, Audit Committee Chair

John B. Akin, Audit Committee Member

Marvin W. Solomonson, Audit Committee Member

Fees Billed By Independent Public Accountants

      The following table sets forth the amount of audit fees and all other fees billed or expected to be billed by Ernst & Young LLP, the Company's principal accountant, for the year ended December 31, 2001:

                                                                Amount
                                                                ------
        Audit fees (1)                                        $ 151,600
        Other audit related fees (2)                             18,100
        All other fees(3)                                        59,800
                                                             ----------

        Total fees                                            $ 229,500

-----------------

(1) Includes the annual financial statement audit and limited quarterly reviews and expenses.

(2) Includes fees and expenses for other audit related activity provided by Ernst & Young LLP.

(3) Primarily represents tax services which include preparation of tax returns and other tax consulting services. Compensation Committee Report on Executive Compensation

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors of the Company is composed of three members of the Board of Directors. The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

      Compensation Philosophy

      The  philosophy  of  the  Compensation  Committee,  and of  the  Board  of
Directors  of  the  Company,   regarding  executive  compensation  includes  the
following principal components:

      o To attract and retain quality executive talent, which is regarded as critical to the long and short term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

      o To provide a reasonable level of base compensation to senior executives and to provide annual incentive compensation based on the success and profitability of the Company.

      o To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic-decision making and its effect on shareholder value.

      The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

      The Company's executive compensation program consists of two key elements:
(i) an annual component consisting of base salary and annual bonus and (ii) a long-term component, principally stock options.

      Annual Base Compensation

      The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace.

      Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

      Three of the senior executives of the Company are employed under Employment Agreements with the Company which provide a minimum base salary:
Robert L. Montgomery, Carl W. Hastings and David G. Kreher. Over the period 1995 through 1998, the Company experienced increases in sales and profits and the base salary levels of each of these executives was increased over this time to levels above the minimums provided in their respective Agreements. In mid-1999, in light of the results of operation for the first six months of the year, on the recommendation of the Compensation Committee and with the agreement of each of these executives, the annualized rate of the base salaries of these executives was reduced by 20%. In mid-2000, on the recommendation of the Compensation Committee and in light of improved results for the year to date, the annualized rate of the base compensation of these three executives was increased by one-half of the amount of the reduction taken in 1999.

      Annual Incentive Compensation.

      During 2001, the Compensation Committee recommended and the Board of Directors approved an annual incentive compensation plan for members of management. Under the terms of the plan, a percentage of net income above the annual rate of income of $250,000 is allocated to be paid to senior executives and managers of the Corporation. The amount of profit and incentive compensation for each participant is determined on a quarterly basis. During 2001, incentive compensation under the plan was paid to Robert L. Montgomery, David G. Kreher, Donald E. Gibbons, Jr, Steven D. Albright, Stephen M. Merrick, Scott Montgomery, David Barnes, Steve Hastings and 13 other managers of the Company.

      Long-Term Component - Stock Options

      The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a specified number of years.

      The magnitude of the stock option awards is determined annually by the Compensation Committee and the Board of Directors. Generally, the relative number of options granted to an executive has been based on the relative salary level of the executive.

      On December 4, 1995, options to purchase 220,000,  92,400,  70,400, 11,000 and 5,500 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, Gibbons, and Albright, respectively, under the 1995 Stock Option Plan (the "1995 Plan"). These options expired on December 4, 2000. On December 18, 1997, options to purchase 50,000 and 5,000 shares of the Company's Common Stock were granted to Messrs. Gibbons and Albright. On December 30, 1998, options to purchase 75,000, 65,000, and 55,000 shares of the Company's Common Stock were issued to Messrs. Montgomery, Hastings, and Kreher, respectively. On December 15, 1999, options to purchase 200,000, 140,000, 125,000, 50,000 and 20,000 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, Gibbons and Albright, respectively, under the 1999 Stock Option Plan (the "1999 Plan"). In addition to the incentive stock options that were issued in 1999, non-qualified stock options to purchase 250,800, 105,600, and 83,600 shares of the Company's Common Stock were granted in 1999 to Messrs. Montgomery, Hastings, and Kreher, respectively, to replace incentive stock options that were previously issued in 1994 and expired in December 1999 unexercised. These options were issued as part of the overall compensation plan for these executives. At present, options have been granted under the Company's 1999 Plan to purchase substantially all of the shares of Common Stock authorized for issuance under the 1999 Plan.

      On July 17, 2001, incentive stock options to purchase up to 196,000, 120,000, 60,000 and 23,500 shares of the Company's Common Stock were granted to Messrs. Montgomery, Kreher, Gibbons, and Albright, respectively, under the 2001 Stock Option Plan (the "2001 Plan"). In addition, on July 17, 2001, non-qualified stock options to purchase up to 54,000 and 15,000 shares of the Company's Common Stock were granted to Messrs. Montgomery and Hastings respectively, under the 2001 Plan.

      CEO Compensation

      The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

      In 1997, the Company entered into an Employment Agreement with Robert L. Montgomery, Chief Executive Officer of the Company, providing that Mr. Montgomery's base annual compensation would not be less than $485,000. During 1999, Mr. Montgomery received an overall annual base compensation of $589,073. In mid-2000, the annualized base rate of Mr. Montgomery's compensation was increased by one-half of the amount of a reduction that was made in 1999. In 2000, no annual incentive compensation was paid to Mr. Montgomery and in 2001, Mr. Montgomery was awarded $32,480 of incentive compensation under the Company's annual incentive compensation plan based on profits of the Company.

      The Compensation Committee recommended that Mr. Montgomery (and other senior executives of the Company), receive incentive and non-qualified stock options, consistent with observed market practices, so that a significant portion of his total compensation will be based upon, and consistent with, returns to shareholders.

Mr. Montgomery was granted incentive options to purchase up to 200,000 shares of the Company's Common Stock in 1999. In addition, Mr. Montgomery was granted non-qualified stock options to purchase up to 250,800 shares of the Company's Common Stock in 1999 to replace incentive stock options that had expired unexercised. In 2000, no stock options were granted to Mr. Montgomery by the Company. In 2001, Mr. Montgomery was granted incentive stock options to purchase up to 196,000 shares of the Company's Common Stock, and non-qualified stock options to purchase up to 54,000 shares of the Company's Common Stock.

                              Compensation Committee:
                              Donald L. McCain, John B. Akin, Stephen M. Merrick

Compensation Committee Interlocks and Insider Participation

      Stephen M. Merrick, a member of the Compensation Committee, is a Senior Vice President of the Company. Mr. Merrick is a principal of the law firm of Merrick & Klimek, P.C., which has served as General Counsel to the Company and its subsidiaries since December 1, 1998. During the year ended December 31, 2001, the aggregate amounts paid or incurred by the Company to Merrick & Klimek, P.C. and Stephen M. Merrick for services to the Company and its subsidiaries was $343,460.

Comparative Stock Price Performance Graph

      The following graph compares, for the period January 1, 1997 to December 31, 2001, the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) NASDAQ Stock Market Index (U.S.) and (ii) a peer group including the following companies: Herbalife International, Inc., Nature's Sunshine Products, Inc., Advanced Nutraceuticals, Inc. Rexall Sundown, Inc. and USANA Health Sciences, Inc. The peer group consists of other companies marketing nutritional products through direct sales. The graph assumes an investment of $100 on January 1, 1997, in the Company's Common Stock and each of the other investment categories.


                                                         ANNUAL RETURN PERCENTAGE
                                                         Years Ending

Company Name / Index                                           Dec97       Dec98       Dec99       Dec00       Dec01
---------------------------------------------------------------------------------------------------------------------
RELIV INTERNATIONAL INC                                       -46.96      -30.78      -49.75       21.21        0.00
NASDAQ US INDEX                                                22.48       40.99       85.83      -39.85      -20.65
PEER GROUP                                                     36.50      -45.05      -24.64      -40.76       77.46


                                                         INDEXED RETURNS
                                                Base     Years Ending
                                                Period
Company Name / Index                            Dec96          Dec97       Dec98       Dec99       Dec00       Dec01
---------------------------------------------------------------------------------------------------------------------
RELIV INTERNATIONAL INC                          100           53.04       36.72       18.45       22.36       22.36
NASDAQ US INDEX                                  100          122.48      172.68      320.89      193.01      153.15
PEER GROUP                                       100          136.50       75.01       56.53       33.48       59.42

Peer Group Companies
--------------------------------------------------------------------------------
ADVANCED NUTRACEUTICALS INC
HERBALIFE INTL INC  -CL B
NATURES SUNSHINE PRODS INC
REXALL SUNDOWN INC
USANA HEALTH SCIENCES INC

      The historical stock prices of the Company's Common Stock shown on the above graph is not necessarily indicative of future price performance.

      On March 8, 1993, the Company's Common Stock was listed on The Emerging Company Marketplace of the American Stock Exchange (AMEX) and, in July 1993, graduated to the main board of the AMEX. On September 6, 1996, the Company moved the listing of its Common Stock to the NASDAQ National Market Tier of the NASDAQ Stock Market. Per share value as of December 31, 1996, 1997, 1998, 1999, 2000 and 2001 is based on the Common Stock's closing price as of such date.

      The information under this heading and under the heading "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Employment Agreements

      In June, 1997, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The Agreement is for a term of six years commencing on January 1, 1997, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the annual incentive compensation and the long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Montgomery's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of confidential information of the Company and contains a covenant of Mr. Montgomery not to compete with the Company.

      In June, 1997, the Company entered into an Employment Agreement with Dr. Hastings replacing a prior agreement. The Agreement is for a period of six years commencing on January 1, 1997, and provides for Dr. Hastings to receive base annual compensation during the term of not less than $275,000. Dr. Hastings is also to participate in the annual incentive compensation and long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Dr. Hastings' death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Dr. Hastings the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Dr. Hastings also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Dr. Hastings will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Dr. Hastings to maintain the confidentiality of confidential information of the Company and to assign to the Company any and all inventions made or conceived by him during the term of the agreement and a covenant of Dr. Hastings not to compete with the Company.

      In April, 1994, the Company entered into an Employment Agreement with David G. Kreher, Senior Vice President and Chief Operating Officer, effective from January 1, 1994. The initial term of the Agreement expired December 31, 1996, thereafter automatically renewing for one year terms. The Agreement provides for Mr. Kreher to receive base annual compensation of not less than $125,000. Mr. Kreher is also to participate in the annual incentive compensation and long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Kreher's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Company.

      In March, 1997, the Company entered into Split Dollar Agreements with Robert L. Montgomery, Carl W. Hastings, David G. Kreher, Donald E. Gibbons, Jr. and Steven D. Albright, whereby the Company pays the premiums on life insurance policies covering these executive's lives. Upon the death of an executive, the Company shall be entitled to receive the greater of (i) one-third of the insurance proceeds, (ii) the cash surrender value of the policy and (iii) the total premiums paid under the policy, with the executive receiving the balance of the insurance proceeds. On termination of the Agreement prior to an executive's death, the executive shall have the right to purchase the policy for the greater of (i) the cash surrender value of the policy and (ii) the total premiums paid under the policy. The policy amounts are $3,124,000 for Mr. Montgomery, $1,770,000 for Dr. Hastings, $750,000 for each of Messrs. Kreher and Gibbons, and $500,000 for Mr. Albright.

      In March, 1997, the Company entered into Salary Continuation Plan Agreements with David G. Kreher, Donald E. Gibbons, Jr. and Steven D. Albright. The Agreements provide for continuation of these executive's salaries upon termination of employment or retirement, after these executives have reached the age of 55 and have been employed by the Company for 15 years. Salary continuation payments are also made in the event the executive is terminated prior to reaching these thresholds for other than cause as defined in the Agreements. Payments are to be made for a period of 10 years and the amount of the payments are based on the executive's age at time of retirement or termination of employment.

Compensation of Directors

      Members of the Board of Directors who were not employees of the Company received $900 per attendance at meetings of the Board of Directors and Committees thereof. Members of the Executive Committee who were not employees of the Company also received compensation of $1,000 per month for their services and $2,000 per attendance at meetings of the Board of Directors or any Committees of the Board. On any date at which a Board member attends more than one meeting of the Board or Committee of the Board, the attendance fee is 150% of the basic attendance fee. In addition to the options issued to the Named Executives as described above, during fiscal 2001, 121,000 options were issued to Mr. Merrick, 84,000 options were issued to Mr. McCain, 15,000 options were issued to Mrs. Montgomery and 15,000 options were issued to each of Messrs. Moody, Pinnock, Stiles, Solomonson and Akin. (See "Stock Ownership by Management and Others).

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during calendar year 2001, all Section 16(a) filing requirements applicable to the officers, directors and ten percent beneficial owners were complied with.

PROPOSAL TWO - SELECTION OF AUDITORS

Ratification of Appointment of Independent Auditors

      The Board of Directors has selected and approved Ernst & Young LLP as the principal independent auditor to audit the financial statements of the Company for 2002, subject to ratification by the shareholders. It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR "FOR" SUCH RATIFICATION.

Stockholder Proposals for 2003 Proxy Statement

      Proposals by shareholders for inclusion in the Company's Proxy Statement and form of Proxy relating to the 2003 Annual Meeting of stockholders, which is scheduled to be held on May 22, 2003, should be addressed to the Secretary, Reliv' International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, and must be received at such address no later than December 20, 2002. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting

      The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                         BY ORDER OF THE
                                         BOARD OF DIRECTORS
Dated:  April 19, 2002

                                         /s/ Stephen M. Merrick
                                         ------------------------------
                                         Stephen M. Merrick, Secretary